FOR IMMEDIATE RELEASE
Contact:
Amy Conti
Vice President, Investor Relations
The BISYS Group, Inc.
(973) 461-5914
The BISYS Group, Inc.
(NYSE: BSG)
www.bisys.com
BISYS® Files Q1 Fiscal 2006 Form 10-Q
ROSELAND, N.J. (July 25, 2006) — BISYS, a leading provider of outsourcing solutions for the financial services sector, today filed its Q1 fiscal 2006 Form 10-Q for the period ending September 30, 2005. The Company earned $13.4 million in net income, based on revenues of $205.7 million, compared to $23.0 million in net income, based on $207.4 million of revenue for the same quarter of fiscal year 2005.
The Company divested its Information Services segment on March 3, 2006, and that segment is reflected as a discontinued operation in the Q1 fiscal 2006 Form 10-Q. On a continuing operations basis, the Company earned $9.6 million in net income in Q1 fiscal 2006 compared to $16.5 million in net income for the same quarter of fiscal year 2005. Results for Q1 fiscal 2006 included approximately $7.0 million of corporate and litigation costs associated with the Company’s restatement process and SEC investigations, including professional fees and severance, while Q1 fiscal 2005 included approximately $2.0 million. In addition, Q1 fiscal 2005 included a $4.3 million investment gain primarily relating to the sale of Open Solutions Inc. stock.
On June 13, 2006, the company filed a Form 8-K, which disclosed the identification of additional accounting errors in the Life Insurance division relating to certain acquisitions during 2001 through 2003. The cumulative impact of these errors were determined to be immaterial and were corrected in the Q1
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fiscal 2006 results by reducing operating earnings in the Insurance Services segment by $1.1 million. On an after-tax basis, the adjustment reduced net income by $0.2 million.
Bruce Dalziel, the Company’s CFO, commented “We are pleased to be one step closer to having our filings current. We hope to complete the Q2 filing in the next week or so, with the Q3 filing later in August. The results we will release for the remainder of fiscal 2006 are expected to be consistent with our previous business update calls.” The Company also noted that due to the late filing of its fiscal 2005 Form 10-K and the delay that it caused in completing its Sarbanes-Oxley assessment for 2006, there is a chance that the fiscal 2006 Form 10-K filing may be delayed beyond the normal filing date. “We are doing everything we can to complete all of the necessary Sarbanes-Oxley work as quickly as we can, while ensuring the quality of that process”, noted Dalziel.
The Company plans to schedule an investor call following the filing of its Q3 fiscal 2006 Form 10-Q to provide a financial and business review of year-to-date results. The Company also plans to provide guidance for full year fiscal 2006 and a full business outlook for 2007 at that time.
Russ Fradin, the Company’s CEO noted “We appreciate our investor’s patience as we take the final steps in this process. We are confident that the result will be a stronger company well-positioned for financial stability and growth”.
About BISYS
The BISYS Group, Inc. (NYSE: BSG) provides outsourcing solutions that enable investment firms and insurance companies to more efficiently serve their customers, grow their businesses, and respond to evolving regulatory requirements. Its Investment Services group provides administration and distribution services for mutual funds, hedge funds, private equity funds, retirement plans, separately managed accounts, and other investment products. Through its Insurance Services group, BISYS is the nation’s largest independent wholesale distributor of life insurance and a leading independent wholesale
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distributor of commercial property/casualty insurance, long-term care, disability, and annuity products. Additional information is available at www.bisys.com.
Except for the historical information contained herein, the matters discussed in the press release are forward-looking statements within the meaning of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current reasonable expectations and are subject to certain assumptions, risks, uncertainties and changes in circumstances due to future events as well as changes in economic, competitive, regulatory and/or technological factors affecting BISYS’ business, including, without limitation, the ongoing government investigations and litigations involving the company. More detailed information about risk factors that could cause actual results to differ materially are noted in BISYS’ periodic filings with the Securities and Exchange Commission. These documents can be accessed on BISYS’ website at www.bisys.com under the “Investor Relations” tab. Forward-looking statements are only predictions, not guarantees of performance, and speak only as of the date they are made. BISYS disclaims any obligation to update or amend these statements in light of new information, future events or otherwise.

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